Exhibit 99.1

Badger Meter News Release

Dan Weltzien, Vice President – CFO and Treasurer

investors@badgermeter.com

BADGER METER REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

Milwaukee, WI, July 22, 2026 - Badger Meter, Inc. (NYSE: BMI) today reported results for the second quarter ended June 30, 2026.

Second Quarter 2026 Highlights

•
Total sales of $222.3 million increased 10% sequentially from the first quarter and were 7% lower than the prior year’s $238.1 million. Base1 sales were $220.3 million.
•
Operating earnings declined 12% year-over-year to $39.4 million, with operating profit margins of 17.7% versus 18.8% in the prior year comparable quarter. Base operating earnings of $40.6 million decreased 9% year-over-year, with Base operating profit margins of 18.4%.
•
Diluted earnings per share (EPS) of $1.02, down from $1.17 in the second quarter of 2025.
•
Held inaugural investor day articulating the durability of the business model and reiterating the long-term financial framework of high-single digit growth.
•
Completed acquisition of UDlive Limited (UDlive) effective May 1, 2026, extending sewer line monitoring leadership and global capabilities.

“Consistent with our expectations, second quarter results marked a sequential step-up in quarterly sales performance as order rates improved from first quarter levels and certain awarded utility water projects commenced their initial deployments," said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. "While year-over-year revenue declined against the highest quarterly revenue in Badger Meter history, we delivered solid sequential operating leverage including the benefit of cost management actions initiated in the quarter. Our pipeline of awarded projects remains broadly on schedule to further ramp in the second half of 2026, and we continue to curate the multi-year opportunity funnel for both metering and beyond the meter applications. Since closing on the acquisition of UDlive on May 1, we’ve made solid progress in our integration efforts and initial commercial interest has been strong. I want to thank our team for their execution and collaborative efforts in support of our customers.”

Second Quarter 2026 Operating Results

Utility water sales declined 8% year-over-year, including two months of the UDlive acquisition. Excluding the acquisition, sales increased 8% sequentially from the first quarter, yet were down 9% year-over-year, reflecting the continued uneven ramp of AMI projects partially offset by higher sales of software and other BlueEdge® beyond the meter solution offerings.

Sales of flow instrumentation products increased 6% year-over-year, with growth in water-related markets.

Operating earnings declined 12% year-over-year to $39.4 million, with operating profit margins down 110 basis points to 17.7%. Base operating earnings of $40.6 million decreased 9% year-over-year, with Base operating profit margins of 18.4%, down 40 basis points year-over-year.

Gross margin of 40.8% was 30 basis points lower than the prior year’s 41.1% despite the sales decline and solidly within the normalized range of 39-42%.

Selling, Engineering and Administration (SEA) expenses of $51.4 million were $1.6 million lower year-over-year. Base SEA expenses of $49.6 million declined $3.4 million or 6% year-over-year due to the benefit of tight spending controls, lower incentive compensation and other cost containment actions partially offset by final transaction-related costs for UDlive of $1.2 million. The inclusion of UDlive results for two months along with related intangible asset amortization combined added $1.8 million to year-over-year expenses.

The effective tax rate for the second quarter of 2026 was 25.2%, compared to 24.5% in the prior year. As a result of the above, EPS of $1.02 declined 13% from the prior year’s $1.17.

Outlook

Bockhorst concluded, “At the halfway point of the year, we remain squarely focused on managing the impacts of uneven AMI project phasing while continuing to advance long-term growth initiatives. As we expected, several of the awarded projects in the pipeline are beginning to proceed into deployment. We continue to anticipate an improvement in revenue run-rate in the back half of the year, with full‑year revenue, excluding acquisitions, flattish versus 2025. Finally, we remain diligent in our cost management focus to mitigate the temporary sales pacing effects.

At our recent Investor Day in May, we reiterated our long-term financial framework including high single digit growth for the forward five-year period. This is supported by our innovative smart water solutions portfolio and differentiated selling model which positions us to benefit from the multi-decade digital transformation of the global water sector. We continue to capture opportunities underpinned by these favorable secular trends in both metering and beyond the meter applications.

In addition, our solid cash flow and credit availability provide us with the financial flexibility to execute on our capital allocation priorities including investing in growth, returning cash to shareholders and accretive acquisitions. In support of these priorities, we recently renewed our undrawn credit facility of $150 million, including its accordion and other attractive features.

Finally, our recently released 2025 Sustainability Report highlights our use of continuous improvement processes to mitigate risk and make progress across a range of targeted outcomes, including an 11% reduction in water intensity. Importantly, our focus on sustainable solutions creates growth opportunities and enhances shareholder value by enabling our customers to be more efficient, resilient and sustainable in their water operations and protect the world’s most precious resource.”

1 Adjusted metrics (“Base”) are non-GAAP measures excluding the results of UDlive acquired May 1, 2026. See appendix for reconciliations of these GAAP to non-GAAP measures.

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s second quarter 2026 results today, Wednesday, July 22, 2026 at 10:00 AM Central/11:00 AM Eastern time. A live listen-only webcast and the related presentation will be available on the Events & Presentations section of the Company’s investor relations website. Those wishing to actively participate in the conference call must pre-register using the following link: https://events.q4inc.com/attendee/462611018

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdge® suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$222,321	$238,095	$424,598	$460,306

Cost of sales	131,548	140,285	249,498	267,059

Gross margin	90,773	97,810	175,100	193,247

Selling, engineering and administration	51,396	52,947	100,552	98,959

Operating earnings	39,377	44,863	74,548	94,288

Interest income, net	(319)	(895)	(1,457)	(2,229)
Other pension and postretirement income	(28)	(28)	(56)	(56)

Earnings before income taxes	39,724	45,786	76,061	96,573

Provision for income taxes	10,004	11,202	19,006	23,591

Net earnings	$29,720	$34,584	$57,055	$72,982

Earnings per share:

Basic	$1.02	$1.18	$1.96	$2.48

Diluted	$1.02	$1.17	$1.95	$2.47

Shares used in computation of earnings per share:

Basic	29,038,125	29,414,457	29,126,348	29,396,805

Diluted	29,141,991	29,585,340	29,253,587	29,575,400

-more-

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	June 30,	December 31,
	2026	2025
	(Unaudited)

Cash and cash equivalents	$95,733	$226,016
Receivables	121,234	112,356
Inventories	178,091	151,935
Other current assets	21,147	16,770
Total current assets	416,205	507,077

Net property, plant and equipment	83,437	79,636
Intangible assets, at cost less accumulated amortization	162,540	118,496
Other long-term assets	33,378	32,793
Goodwill	302,609	235,575
Total assets	$998,169	$973,577

Liabilities and Shareholders' Equity

Payables	$97,827	$72,299
Accrued compensation and employee benefits	18,734	37,619
Other current liabilities	55,311	40,798
Total current liabilities	171,872	150,716

Deferred income taxes	16,692	3,477
Long-term deferred revenue, employee benefits and other	126,725	106,090
Shareholders' equity	682,880	713,294
Total liabilities and shareholders' equity	$998,169	$973,577

-more-

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$29,720	$34,584	$57,055	$72,982

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,841	2,915	5,661	5,719
Amortization	7,014	5,880	13,249	11,358
Noncurrent employee benefits	9	(32)	14	5
Stock-based compensation expense	3,179	2,576	5,347	4,404
Changes in:
Receivables	(10,357)	(4,809)	(8,562)	(25,306)
Inventories	2,485	4,139	(21,210)	4,019
Payables	(10,268)	(72)	23,995	16,222
Prepaid expenses and other assets	(4,486)	1,019	(7,685)	(3,088)
Other liabilities	6,574	(1,614)	(7,260)	(8,702)
Total adjustments	(3,009)	10,002	3,549	4,631
Net cash provided by operations	26,711	44,586	60,604	77,613

Investing activities:
Property, plant and equipment expenditures	(4,839)	(3,938)	(9,266)	(6,904)
Acquisitions, net of cash acquired	(94,375)	913	(94,375)	(184,024)
Net cash used for investing activities	(99,214)	(3,025)	(103,641)	(190,928)

Financing activities:
Dividends paid	(11,593)	(10,004)	(23,302)	(20,021)
Proceeds from exercise of stock options	-	486	140	554
Repurchase of common stock for treasury stock	(25,254)	-	(63,467)	-
Net cash used for financing activities	(36,847)	(9,518)	(86,629)	(19,467)
Effect of foreign exchange rates on cash	(370)	1,807	(617)	2,685

Decrease in cash and cash equivalents	(109,720)	33,850	(130,283)	(130,097)
Cash and cash equivalents - beginning of period	205,453	131,358	226,016	295,305

Cash and cash equivalents - end of period	$95,733	$165,208	$95,733	$165,208

-more-

APPENDIX

BADGER METER, INC.

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP PERFORMANCE MEASURES
(in thousands, except share and earnings per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	UDlive	Base	2026	UDlive	Base
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$222,321	$2,025	$220,296	$424,598	$2,025	$422,573

Selling, engineering and administration	51,396	1,808	49,588	100,552	1,808	98,744

Operating earnings (loss)	39,377	(1,246)	40,623	74,548	(1,246)	75,794

Operating earnings as % of sales	17.7%	-61.5%	18.4%	17.6%	-61.5%	17.9%

* UDlive results are included from the date of acquisition of May 1, 2026
** UDlive amortization was $0.8 million for the three months and six months ended June 30, 2026 and reported as part of Selling, engineering and administration expenses

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